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                                                                    Exhibit 99.1

               ALNYLAM ANNOUNCES PROCEEDS OF COMMON STOCK OFFERING

CAMBRIDGE, Mass. -- December 12, 2006 -- Alnylam Pharmaceuticals, Inc. (Nasdaq:
ALNY) announced today that the net proceeds to the company from its offering of 4,700,000 shares of common stock will be approximately $101 million. The offering is underwritten by Banc of America Securities LLC. The company expects the closing of the offering to occur on December 15, 2006.

Alnylam is a leading biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the company's common stock, nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Various statements in this release concerning our future expectations, plans and prospects, including the estimated net proceeds from the offering and the expected closing date for the offering, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to fluctuations in our stock price, as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.